Exhibit 21.1


                              Bowater Incorporated
                                  Subsidiaries
                              As of March 31, 1996



                                                     Jurisdiction of
          Name                                        Incorporation

Bowater Canadian Limited                           Canada
Bowater Communication Papers Inc.                  Delaware
  (doing business as Star Forms)
Bowater Foreign Sales Corporation                  U.S. Virgin Islands
Bowater Mersey Paper Co., Ltd.                     Nova Scotia
Calhoun Newsprint Company                          Delaware
Calhoun Energy, Inc.                               Delaware
Carolina Export Corporation                        Delaware
Great Northern Paper, Inc.                         Delaware




NOTE: Each of the above entities is a wholly-owned direct subsidiary of Bowater Incorporated (the "Company"), except for Calhoun Newsprint Company, which is approximately 51% owned by the Company, and Bowater Mersey Paper Co., Ltd., which is 51% owned by Bowater Canadian Limited.

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